EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 24, 2021—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the fourth quarter and full year of 2020.

MGE Energy’s GAAP (Generally Accepted Accounting Principles) earnings for the full year of 2020 were $92.4 million, or $2.60 per share, compared to $86.9 million, or $2.51 per share, for the same period in the prior year. This increase was primarily due to AFUDC equity earned from the construction of Two Creeks and Badger Hollow I and II and savings in operating and maintenance costs. AFUDC equity for the Two Creeks and Badger Hollow I and II solar projects increased $3.3 million compared to the same period in the prior year.

The Two Creeks and Badger Hollow solar projects will provide Madison Gas and Electric (MGE) electric customers with renewable energy, advancing the company’s commitment to achieving net-zero carbon electricity for all customers by 2050. A foundational objective in MGE’s ongoing transition toward deep decarbonization is ensuring all customers benefit from new technologies and greater sustainability. In early February, MGE announced a plan to retire the coal-fired Columbia Energy Center near Portage, Wis. MGE is a minority owner of the plant, which is co-owned by Alliant Energy and Wisconsin Public Service (WPS), a subsidiary of WEC Energy Group. Subject to regulatory approvals, the co-owners intend to retire Unit 1 by the end of 2023 and Unit 2 by the end of 2024. The plan represents another step in MGE's ongoing transition toward greater use of clean energy sources and deep carbon reductions.

COVID-19 and associated governmental regulations led to a reduction of retail sales and negatively impacted electric earnings in 2020. Electric commercial retail sales dropped approximately 7% in 2020 compared to the prior year. However, ongoing remote work arrangements contributed to higher electric residential sales, which partially mitigated the impact of COVID-19. Electric residential sales increased by approximately 6% compared to 2019.

MGE Energy's GAAP earnings for the fourth quarter of 2020 were $15.8 million, or 44 cents per share, compared to $16.7 million, or 48 cents per share, in the fourth quarter of 2019. During the fourth quarter of 2020, electric net income decreased $1.3 million compared to the same period in the prior year. This decrease was primarily attributable to lower electric retail sales.

COVID-19 and associated governmental regulations led to a reduction of electric retail sales and negatively impacted electric earnings in the fourth quarter of 2020. Electric commercial retail sales dropped approximately 7% in the fourth quarter of 2020 compared to the same period in the prior year. Ongoing remote work arrangements partially contributed to an increase in electric residential sales of approximately 2% compared to the fourth quarter of 2019. The negative impact on sales due to COVID-19 was partially mitigated by AFUDC equity earned from the construction of solar projects.

Gas net income in the fourth quarter of 2020 remained relatively flat compared to the fourth quarter of 2019.

The situation around the COVID-19 pandemic remains fluid. We have been subject to and continue to follow local, state and federal public health and safety regulations and guidance to address the pandemic. We have operated continuously throughout the pandemic to ensure no material disruptions in service or employment. Our priority has and continues to be reliable and safe service for our customers. We continue to monitor the situation and manage our response.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended December 31,	2020	2019
Operating revenue	$136,509	$140,941
Operating income	$18,712	$21,877
Net income	$15,796	$16,662
Earnings per share (basic and diluted)	$0.44	$0.48
Weighted average shares outstanding (basic and diluted)	36,163	34,668

For The Years Ended December 31,	2020	2019
Operating revenue	$538,633	$568,855
Operating income	$109,997	$110,910
Net income	$92,418	$86,874
Earnings per share (basic and diluted)	$2.60	$2.51
Weighted average shares outstanding (basic and diluted)	35,612	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 157,000 customers in Dane County, Wis., and purchases and distributes natural gas to 166,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include the risks and uncertainties related to the COVID-19 pandemic. Such forward-looking statements are based on MGE Energy’s current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Contact:	Steve B Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com